Exhibit 4(b)(ii).8

Summary translation of Amendment No. 9 (“Amendment No. 9”) to the Interconnection Agreement (the “Interconnection Agreement”) between EuroTel Bratislava, a.s. and Orange Slovensko, a.s.

Amendment No. 9 to the Interconnection Agreement was entered into December 20, 2002 and takes effect as of January 1, 2003. It extends the term of the Interconnection Agreement through December 31, 2003 and sets the prices the parties will pay each other under the Interconnection Agreement for the interconnection to their respective networks in 2003.

Under Amendment No. 9, the prices for interconnection for the year 2003 will remain unchanged as compared to those effective in 2002.

The prices set forth in Amendment No. 9 shall remain effective through December 31, 2003. If the parties do not agree on revised prices for 2004, the prices set by this Amendment No. 9 shall remain in effect until December 31, 2004. In this event, the Interconnection Agreement shall be extended to run through December 31, 2004.